Exhibit 99.1

SINTX TECHNOLOGIES RELEASES 2019 YTD EARNINGS REPORT

Company also announced that it has regained compliance with Nasdaq Listing Requirements

SALT LAKE CITY, UT August 15, 2019 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (the “Company”), an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications, today announced financial results for the three and six months ended June 30, 2019 and that it received notice from Nasdaq Regulation that it is now compliant with the minimum bid price requirement for continued listing on the Nasdaq Stock Market.

SECOND QUARTER 2019 FINANCIAL RESULTS

SINTX reported revenue of $0.2 million for the three months ended June 30, 2019, and $0.1 million for the three months ended March 31, 2019. GAAP basic net loss from continuing operations for the three months ended June 30, 2019, was $0.78 per share, compared to a basic net loss from continuing operations of $11.19 per share for the three months ended June 30, 2018. For the six months ended June 30, 2019, the Company reported GAAP basic net loss from continuing operations of $2.84 per share, compared to a basic net loss from continuing operations of $36.66 per share for the six months ended June 30, 2018. The Company’s cash and cash equivalents were $3.2 million as of June 30, 2019, a decrease of $2.2 million from December 31, 2018.

The Company also reported today that as of July 31, 2019, there were 1,943,879 shares of common stock outstanding and 499 shares of Series B Convertible Preferred Stock outstanding. Assuming conversion of all shares of Series B Convertible Preferred Stock into common shares, the total number of shares of common stock outstanding would be 2,561,312 shares.

NASDAQ LISTING COMPLIANCE

On August 14, 2019, the Company received notification from Nasdaq that it has regained compliance with Listing Rule 5550(a)(2), the minimum bid price requirement, as a result of its common stock’s closing bid price having been at or above the minimum requirement of $1.00 per share for a minimum of twelve consecutive trading days and the matter is now closed. Shares of the Company will continue to trade on the Nasdaq Capital Market under the ticker symbol “SINT.”

COMMENTS FROM DR. BAL

“The transformation of SINTX from a retail spine business into an advanced ceramics company continues at an impressive pace”, said Dr. Sonny Bal, President & CEO of SINTX. “In the 2nd quarter, we hired Don Bray as Vice President of Business Development to pursue opportunities outside of medical device, we exhibited at multiple trade shows, published additional scientific papers, and met with a sizable number of significant partners in both the biomedical and non-biomedical markets. In addition, we vastly improved our capitalization structure and renewed our lease for a five year term at a significant cost reduction. CTL-Amedica remains our number one partner as demonstrated by the increase in sales to CTL in the 2nd quarter. Our factory is very busy with orders and we fully expect 3rd quarter revenue to exceed 2nd quarter. The future for SINTX Technologies is a very bright one.”

About SINTX Corporation

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its ISO 13485 certified manufacturing facility for CTL-Amedica, the exclusive retail channel for silicon nitride spinal implants.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Such forward looking statements include: development of new products with CTL, our expectation that 3rd quarter revenue will exceed 2nd quarter revenue, and that the future is very bright. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com